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                                   EXHIBIT 99

                                  PRESS RELEASE


                ELAMEX ANNOUNCES RESIGNATION OF CFO THOMAS BENSON


EL PASO, TEXAS - AUGUST 6, 2003 - ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food services, plastics and metals operations and real estate holdings in Mexico and the United States, today announced the resignation of Vice President and Chief Financial Officer Thomas Benson. Benson will depart the Company on August 15 to assume the role of CFO of a substantially larger publicly traded company.

"I have greatly enjoyed working with the dynamic management team at Elamex and had the pleasure of working with some talented leaders," said Tom Benson. "Although I look forward to the opportunities before me, my decision to leave this fine organization was a difficult one. I wish my colleagues at Elamex continued success in executing the Company's growth and development strategies."

"Tom has made innumerable contributions to our organization during his tenure as CFO," said Richard P. Spencer, president and chief executive officer of Elamex. "We regret his departure, as he has been an invaluable asset and resource for our Company. We will miss him, and wish him the very best in his future."

Benson joined Elamex as Chief Financial Officer in July 2002. Prior to his Elamex appointment, Benson was the Chief Financial Officer of Franklin Connections, the Company's nut and candy manufacturing subsidiary. He continued to hold that position after Elamex's June 2002 acquisition of Franklin Connections until the present time.

The Company has initiated a search for a successor to Benson. In the interim, Benson's responsibilities will be shared among the executive management team. ABOUT ELAMEX Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of metal and plastic parts for the appliance and automotive industries, and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities.

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's Form 10-Q filing with the Securities and Exchange Commission for the period ended April 4, 2003.



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